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                                                                    EXHIBIT 8(B)
                               January 21, 1994



First National Bank at Detroit Lakes and Its Shareholders
Detroit Lakes, MN


Gentlemen and Ladies:

       We have acted as special tax counsel to D.L. Bancshares, Inc. ("Bancshares") and First National Bank of Detroit Lakes, a national banking association ("Bank"), in connection with the proposed merger ("Merger") of a subsidiary of Norwest Corporation into Bancshares and the consolidation of another subsidiary of Norwest Corporation with Bank ("Consolidation") pursuant to that certain Agreement and Plan of Reorganization entered into as of September 23, 1993, among Norwest Corporation, Bancshares, and Bank and Exhibits A and B thereto ("Reorganization Agreement"), as described in the Form S-4 Registration Statement provided to us prior to the date of this letter ("Registration Statement").

       Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth below, it is our opinion that:

       (i) The Consolidation will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 as amended through the date hereof (the "Code").

       (ii) If the Consolidation qualifies as a reorganization under the Code:

            (a) No gain or loss will be recognized by the holders of Bank Common Stock upon the exchange of Bank Common Stock solely for Norwest Common Stock pursuant to the Consolidation (but see clauses (d) and (e) below for the tax consequences of payments in lieu of fractional shares and payments to dissenters).

            (b) The income tax basis of the Norwest Common Stock received by a shareholder of Bank Common Stock pursuant to the Consolidation, including any fractional share interest deemed received as described in (d) below, will be the same as the income tax basis of Bank Common Stock surrendered in exchange therefor.

            (c) The holding period of the Norwest Common Stock received by a shareholder of Bank Common Stock pursuant to the Consolidation will include the period during which the Bank Common Stock surrendered therefor was held, provided that such Bank Common Stock is a capital asset in the hands of the shareholder of Bank Common Stock on the day of the Consolidation.

            (d) A holder of Bank Common Stock receiving cash in lieu of a fractional share of Norwest Common Stock will be treated as having received the fractional share of Norwest Common Stock in the Consolidation and then having received the payment in lieu of the
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            fractional share as a distribution in full payment in exchange for the fractional share as provided in Section 302(a) of the Code.

            (e) A holder of Bancshares Common Stock receiving cash as a result of the holder's exercise of his dissenter's rights under MSA (S) 302A.471, if applicable, or any similar applicable federal law, will recognize income to the extent the cash received exceeds the holder's income tax basis in such stock.

           (iii) If the Consolidation does not qualify as a reorganization under the Code, a holder of the Bank Common Stock who exchanges such stock for shares of Norwest Corporation Common Stock will recognize gain to the extent that the fair market value of the shares of Norwest Corporation Common Stock the holder receives exceeds the holder's income tax basis in the holder's shares of Bank Common Stock.

            The foregoing opinions are subject to the following qualifications and exceptions:

       (a) Our opinions are based upon (i) the facts described in the Registration Statement and the terms of the Reorganization Agreement and (ii) the Code, the Treasury Regulations now in effect, current Internal Revenue Service ("Service") administrative rulings and practice, and judicial authority, all of which are subject to change, and (iii) our interpretation of the foregoing. We have not made any inquiry of any person or entity with respect to any facts pertaining to the Consolidation or the condition or operation of either Bancshares, Bank or Norwest Corporation prior to Consolidation that could prevent the Consolidation from qualifying as a reorganization under the Code. Although it is our opinion that the tax consequences set forth in the above opinions will, more likely than not, be the tax consequences of the Consolidation based upon the Registration Statement, the Reorganization Agreement and the qualifications, assumptions, and limitations set forth in this letter, our opinion is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that our opinion will be upheld by the courts if challenged by the Service.

       (b) We have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the genuineness of all signatures, (iii) the legal capacity of natural persons, (iv) the conformity to the originals of all documents submitted to us as copies, (v) that the Reorganization Agreement and all other documents examined by us have been duly and validly authorized, executed and delivered by, and are legal, valid and binding on and enforceable against, each of the parties thereto other than Bank and the Shareholders,
(vi) that the Consolidation will be effected in accordance with the terms of the Reorganization Agreement and as described in the Registration Statement,
(vii) the Consolidation will result in Norwest Corporation owning all of the outstanding shares of the Common Stock of Bancshares and Bancshares owning all of outstanding share of the Common Stock of Bank, (viii) that the shareholders of Bancshares and Bank do not have any plan or intention to dispose of any of the Norwest Common Stock received pursuant to the Consolidation and that the recipients of the Norwest Corporation Common Stock will hold such stock offer the Consolidation for a sufficient period of time to satisfy the "continuity of interest doctrine," (ix) that after the Consolidation, Bancshares and Bank will hold assets representing at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Bancshares and Bank immediately prior to the Consolidation (for purposes of such assumptions, amounts paid by Bancshares and Bank to dissenting shareholders and amounts paid for reorganization expenses of Bancshares and Bank will be considered as assets held by Bancshares and Bank immediately prior to the Consolidation), (x) that none of the holders of Bancshares or Bank Common Stock are insurance companies, dealers in securities, exempt organizations, or foreign persons, (xi) that the holders of Bancshares or Bank Common Stock did not acquire their Bank Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, (xii) that neither Bancshares nor Bank are insolvent for Federal income tax purposes, (xiii) that none of the holders of Bank Common Stock dissent under MSA (S) 302A.471, if applicable, or any similar applicable federal law, and receive payment for their Bank Common Stock, and
(xiv) that there have been no redemptions of Bancshares or Bank Common Stock or any payment or consideration to any shareholder of Bancshares or Bank Common Stock other than Norwest Corporation Common Stock, nor any other action or event not disclosed in the Registration Statement that would prevent the Consolidation from qualifying as a reorganization under the Code.

       (c) Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, State, local or foreign, of the Consolidation. We specifically do not give any opinion as to the tax consequences of the Merger.

       (d) We are members of the bar of the State of Minnesota. Our opinions set forth herein are limited to the present internal laws of the State of Minnesota and Federal income tax laws applicable to corporate reorganizations thereunder. Therefore we express no opinion with respect to any matter which may be governed by the laws of any jurisdiction other than the State of Minnesota or the Federal income tax laws applicable to reorganizations.


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       (e)  The opinions set forth above are subject to all of the exceptions, conditions, qualifications, limitations, assumptions and caveats set forth in the ABA Legal Opinion Accord with respect to such opinions.

       (f) This opinion is rendered to you solely for your benefit and only in connection with the above Consolidation. This opinion may not be relied upon by any other person or entity for any purpose and may not be quoted, furnished to, or filed with any other person, entity or governmental authority or agency for any purpose without our prior written consent. The opinions set forth above are rendered as of the date and we do not undertake any obligation to update the opinions contained herein. Notwithstanding the foregoing, we hereby consent to the reference made to us under the heading "THE MERGER -- Certain Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder. The opinions set forth above are rendered as of the date and we do not undertake any obligation to update the opinions contained herein.

                             MASLON EDELMAN BORMAN & BRAND

                             /s/ Maslon Edelman Borman & Brand